Exhibit 4.8

Execution Copy

AMENDED AND RESTATED SELLER AGREEMENT

AMENDED AND RESTATED SELLER AGREEMENT (this “Agreement”), dated as of April 1, 2018, by and among AMERICAN EXPRESS NATIONAL BANK (together with its successors and assigns, “AENB”), a national banking association, AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC. (together with its successors and assigns, “TRS” and, together with AENB, the “Account Owners”), a New York corporation, and AMERICAN EXPRESS RECEIVABLES FINANCING CORPORATION VIII LLC (“RFC VIII”), a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, TRS and RFC VIII, together with American Express Centurion Bank, a Utah state-chartered industrial bank (“Centurion”), as an account owner prior to the date hereof (the “Bank Merger Date”), and American Express Bank, FSB, a federal savings bank (“FSB”), as an account owner prior to the Bank Merger Date, previously entered into a Seller Agreement, dated as of October 24, 2012 (as amended and supplemented and otherwise modified prior to the date hereof, the “Original Seller Agreement”);

WHEREAS, TRS and Centurion previously entered into a Receivables Purchase Agreement, dated as of October 24, 2012, as amended and restated as of July 29, 2016 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Centurion Receivables Purchase Agreement”), pursuant to which TRS has purchased from Centurion, from time to time, certain Receivables (as defined therein) existing or arising in designated charge accounts owned by Centurion;

WHEREAS, TRS and FSB previously entered into a Receivables Purchase Agreement, dated as of October 24, 2012, as amended and restated as of July 29, 2016 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “FSB Receivables Purchase Agreement”), pursuant to which TRS has purchased from FSB, from time to time, certain Receivables (as defined therein) existing or arising in designated charge accounts owned by FSB;

WHEREAS, RFC VIII and TRS previously entered into a Receivables Purchase Agreement, dated as of October 24, 2012, as amended and restated as of July 29, 2016 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing TRS Receivables Purchase Agreement”), pursuant to which RFC VIII purchases from TRS, from time to time, certain Receivables (as defined therein) existing or arising in designated charge accounts owned by TRS, FSB and Centurion;

WHEREAS, pursuant to the terms of the Transfer Agreement, dated as of October 24, 2012, as amended and restated as of March 12, 2013 and as of July 29, 2016 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Transfer Agreement”), among RFC VIII, the American Express Issuance Trust II (the “Trust”), and The Bank of New York Mellon, as Indenture Trustee (in such capacity, the “Indenture Trustee”), the Receivables purchased under the Existing TRS Receivables Purchase Agreement are transferred by RFC VIII to the Trust; and

WHEREAS, RFC VIII has caused and will cause the Trust to issue notes (the “Notes”), from time to time, pursuant to the Indenture, dated as of October 24, 2012, as amended and restated as of March 12, 2013 and as of July 29, 2016 (as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Indenture”), between the Trust and the Indenture Trustee, as supplemented by indenture supplements;

WHEREAS, as of the Bank Merger Date, (i) Centurion has converted into AENB pursuant to the National Bank Act and regulations of the Office of the Comptroller of the Currency and (ii) FSB has merged with and into AENB pursuant to the Agreement and Plan of Merger, dated February 23, 2018, between AENB and FSB;

WHEREAS, concurrently with the execution of this Agreement, (i) the Centurion/TRS Receivables Purchase Agreement and the FSB/TRS Receivables Purchase Agreement are being amended and restated pursuant to the Amended and Restated Receivables Purchase Agreement, dated as of the Bank Merger Date (as so amended and restated and as otherwise modified from time to time, the “AENB/TRS Receivables Purchase Agreement”), between AENB and TRS, (ii) the Existing TRS/RFC VIII Receivables Purchase Agreement is being amended and restated pursuant to the Second Amended and Restated Receivables Purchase Agreement, dated as of the Bank Merger Date (as so amended and restated and as further amended, supplemented or otherwise modified from time to time, the “TRS/RFC VIII Receivables Purchase Agreement” and, together with the AENB/TRS Receivables Purchase Agreement, the “Receivables Purchase Agreements”), between TRS and RFC VIII, (iii) the Existing Transfer Agreement is being amended and restated pursuant to the Third Amended and Restated Transfer Agreement, dated as of the Bank Merger Date (as so amended and restated and as further amended, supplemented or otherwise modified from time to time, the “Transfer Agreement”), among RFC VIII, the Trust and the Indenture Trustee, and (iv) the Existing Indenture is being amended and restated pursuant to the Third Amended and Restated Indenture, dated as of the Bank Merger Date (as so amended and restated and as further amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Trust and the Indenture Trustee;

WHEREAS, pursuant to this Agreement, the parties hereto desire to amend and restate the Original Seller Agreement in its entirety in order to, among other things, reflect the conversion of Centurion into AENB and the merger of FSB with and into AENB; and

WHEREAS, capitalized terms used herein and not otherwise defined herein have the meaning assigned to such terms in the applicable Receivables Purchase Agreement.

NOW, THEREFORE, it is hereby agreed by and among each Account Owner and RFC VIII as follows:

1. TRS and AENB shall at all times comply with Regulation RR. “Regulation RR” means the Credit Risk Retention rules published in the Federal Register (79 Fed. Reg. 77601) on December 24, 2014, and promulgated by, among other federal agencies, the Commission under 17 C.F.R. §§246.1-246.22, to implement Section 941(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2. The transfer of the Receivables (which are financial assets under the FDIC Rule) by any Account Owner pursuant to the applicable Receivables Purchase Agreement and the duties of any Account Owner as seller shall be evidenced in a separate agreement from the duties of any Account Owner, if any, as servicer, custodian, paying agent, credit support provider or in any capacity other than the seller of the Receivables.

3. Each Account Owner shall separately identify in its financial asset data bases the Receivables transferred by it pursuant to the applicable Receivables Purchase Agreement. Each Account Owner shall maintain an electronic or paper copy of the closing documents for each securitization involving the Trust in a readily accessible form, a current list of all of its outstanding securitizations and issuing entities, and the most recent Form 10–K, if applicable, or other periodic financial report for each securitization and issuing entity. Each Account Owner shall make these records readily available for review by the FDIC promptly upon written request.

4. On or prior to the issuance of each series of Notes, the Account Owners shall cause to be disclosed information about such series of Notes and the Receivables at the financial asset or pool level, as appropriate for the financial assets, and security-level to enable evaluation and analysis of the credit risk and performance of the Notes and the Receivables. Such information and its disclosure, at a minimum, shall comply with the requirements of Securities and Exchange Commission Regulation AB, 17 CFR 229.1100 through 1123 (to the extent then in effect) or any successor disclosure requirements for public issuances, even if the obligations are issued in a private placement or are not otherwise required to be registered. Information that is unknown or not available to the Account Owners after reasonable investigation may be omitted if there is included in the offering document a statement disclosing that the specific information is otherwise unavailable.

5. On or prior to issuance of each series of Notes, the Account Owners shall cause to be disclosed the structure of the securitization and the credit and payment performance of the Notes, including the capital or tranche structure, the priority of payments and specific subordination features; representations and warranties made with respect to the Receivables, the remedies for and the time permitted for cure of any breach of representations and warranties, including the repurchase of financial assets, if applicable; liquidity facilities and any credit enhancements permitted by the FDIC Rule, any waterfall triggers or priority of payment reversal features; and policies governing delinquencies, servicer advances, loss mitigation, and write-offs of Receivables.

6. On or prior to the issuance of each series of Notes, the Account Owners shall cause to be disclosed the nature and amount of compensation paid to the originator, sponsor, rating agency or third-party advisor, any mortgage or other broker, and the servicer(s), and the extent to which any risk of loss on the underlying assets is retained by any of them for such securitization.

7. Each Account Owner represents, warrants, and covenants to RFC VIII that this Agreement has been approved by the board of directors of such Account Owner or its loan committee, such approval is reflected in the minutes of a meeting of the board of directors or committee, and this Agreement has been and will be, continuously, from the time of execution in the official record of such Account Owner.

8. This Agreement may not be changed orally, but only in accordance with and subject to the amendment provisions set forth in Section 9.01 of each Receivables Purchase Agreement. A copy of any amendment to this Agreement shall be sent to the Owner Trustee, the Indenture Trustee, and each Note Rating Agency.

9. (a) If any one or more of the covenants, agreements, provisions or terms of this Agreement shall for any reason whatsoever be held invalid, then such covenants, agreements, provisions, or terms shall be deemed severable from the remaining covenants, agreements, provisions, and terms of this Agreement and shall in no way affect the validity or enforceability of such remaining covenants, agreements, provisions and terms of this Agreement.

(b) This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be deemed an original, and all of which when taken together shall constitute one and the same instrument.

(c) This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. The Trust, the Owner Trustee and the Indenture Trustee are express third-party beneficiaries of this Agreement.

(d) This Agreement will be construed in accordance with and governed by the laws of the State of New York, including Section 5-1401 of the General Obligations Law, without reference to its conflict of law provisions and the obligations, rights, and remedies of the parties hereunder shall be determined in accordance with such laws.

AENB, TRS and RFC VIII have caused this Agreement to be duly executed by their respective officers as of the date first above written.

AMERICAN EXPRESS NATIONAL BANK
By: /s/ Denise D. Roberts
Name: Denise D. Roberts
Title: Chief Financial Officer and Treasurer
AMERICAN EXPRESS TRAVEL
RELATED SERVICES COMPANY,
INC.
By: /s/ David L. Yowan
Name: David L. Yowan
Title: Treasurer
AMERICAN EXPRESS RECEIVABLES
FINANCING CORPORATION VIII
LLC
By: /s/ David J. Hoberman
Name: David J. Hoberman
Title: President

[Amended and Restated Seller Agreement]